Exhibit 99.1

For Release: 5:00 p.m. EDT	Contacts: Julie S. Ryland

Monday, July 19, 2010	205.326.8421

Energen to Write Off Part of Conasauga Shale Leasehold

Non-cash charge of $0.14/diluted share for unproved capitalized leasehold

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) said today that it will write off in the second quarter of 2010 unproved capitalized leasehold associated with its deep Conasauga shale acreage. The non-cash charge will total $10 million after-tax ($16.1 pre-tax), or 14 cents per diluted share.

The decision came following an analysis of the flow rate from completions performed this year in the Marchant 22-16 #1 in Bibb County, Alabama. The company performed three acid etchings and two C02 stimulations in five zones spanning some 4,000 feet at depths of approximately 7,500-11,500 feet.

Energen established a flow rate of 300-400 thousand cubic feet per day at pressures of 120 to 180 pounds per square inch (PSI). “We were looking for encouragement, but our best efforts indicate that the deep Conasauga formation in Alabama is not economically viable given associated capital costs and the outlook for natural gas prices,” said James McManus, Energen’s chief executive officer.

The Conasauga shale in Alabama is a Mushwad formation. It appears to be very tight compositionally, with limited permeability and porosity. The Marchant well originally was drilled and completed in 2008 by Chesapeake Energy Corporation in conjunction with Energen.

Later this month, Energen plans to complete a thick, uphole interval in the Marchant well. This zone, deposited at depths of 3,000 to 4,000 feet, is a non-deformed Conasauga interval with low structural dip rates and a higher shale content than the deeper intervals. Meanwhile, Energen plans to complete its Westervelt 19-2 #1 well in Tuscaloosa County, Alabama, over the next several weeks as it works to determine the economic viability of the Chattanooga shale.

Energen’s remaining capitalized, unproved leasehold associated with its Chattanooga shale and the shallow Conasauga shale is $14.4 million after-tax ($23.2 million pre-tax), or 20 cents per diluted share.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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